Exhibit 10.10

CONSULTING AND NON-COMPETITION AGREEMENT

THIS CONSULTING AND NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of this 21st day of May, 2010 (the “Effective Date”), by and among EndoStim, Inc., a Delaware corporation (the “Company”), and Virender K. Sharma, M.D. (“Consultant”).

WITNESSETH:

WHEREAS, Consultant desires to provide services to the Company as a consultant as set forth below; and

WHEREAS, the Company desires to receive the benefit of the services of Consultant and Consultant is willing to render such services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, it is hereby agreed as follows:

1. Appointment. Subject to the terms and conditions of this Agreement, the Company hereby engages Consultant, and Consultant hereby agrees to perform for the Company the services described in Section 3 of this Agreement.

2. Term. The term of Consultant’s appointment under this Agreement shall commence on the Effective Date. Consultant reserves the right to terminate Consultant’s relationship with the Company at any time, and the Company reserves its right to terminate Consultant at any time, with or without “Cause” (as defined in Section 7), for any reason or for no reason. The period between the Effective Date and termination of the consulting arrangement shall be known as the “Consulting Period.”

3. Duties.

(a) Consultant shall serve as the Company’s Chief Medical Officer. Consultant shall report to the Chief Executive Officer and the Board of Directors (the “Board”), shall disclose to the Company any inventions, know-how and ideas related to the “Field” (as such term is defined in Section 6(e)), and shall provide medical expertise to the Company. Consultant shall be the liaison between the Company and medical providers.

(b) The Company recognizes that Consultant has and will have other responsibilities and obligations to other organizations on a full-time basis. Notwithstanding this fact, Consultant will devote such time and energy to his position with the Company as reasonably necessary to fulfill Consultant’s obligations to the Company, provided that Consultant shall not be required to provide services on more than a part-time basis unless he agrees otherwise.

4. Consideration.

(a) Stock Issuance. On the Effective Date, the Company will issue Consultant (or a designee thereof) 50,000 shares of the Company’s common stock, $0.001 par value, which shall be subject to the terms and conditions of (i) that certain Stockholders Agreement of the Company, by and among the Company and the other holders of the Company’s common stock as in effect on the Effective Date, and (ii) a Restricted Stock Agreement between the Company and Consultant in the form attached as Exhibit A to this Agreement.

(b) Cash Payments. Except for the reimbursement of reasonable expenses incurred in connection with the performance of Consultant’s duties to the Company, Consultant will not be eligible to receive any cash compensation from the Company for his services under this Agreement until the Company has completed a sale of its Series B Preferred Stock or similar round of financing, after which any cash compensation will be as may mutually be agreed upon by the Company and Consultant.

(c) Withholding and Other Taxes. Any and all compensation paid to Consultant shall be subject to customary withholding taxes and other taxes as required with respect thereto.

5. Confidential Information.

(a) Consultant, during the Consulting Period and thereafter, agrees to keep secret and confidential, and not to use or disclose (directly or indirectly) to any third parties, any of the Company’s Confidential Information (as defined below).

(b) Consultant acknowledges and confirms that certain data and other information (whether in human or machine readable form and whether or not previously owned by Consultant or its affiliates) that comes into Consultant’s possession or knowledge (whether before, on, or after the Effective Date) and which was developed for or obtained from the Company, or obtained by Consultant for or on behalf of the Company, whether identified as confidential or not (collectively, the “Confidential Information”) is the secret, confidential property of the Company. Notwithstanding the foregoing, Confidential Information of the Company is deemed to include, but is not limited to:

(i) lists or other identification of customers or licensees or prospective customers or licensees of the Company (and key individuals employed or engaged by such parties);

(ii) lists or other identification of sources or prospective sources of the Company’s products or technology or components thereof (and key individuals employed or engaged by such parties);

(iii) financial, sales and marketing data relating to the Company or to the industry or other areas pertaining to the Company’s activities and contemplated activities (including, without limitation, manufacturing, transportation, distribution and sales costs and non-public pricing information);

(iv) the Company’s relations with its customers, prospective customers, suppliers and prospective suppliers, licensees and prospective licensees and the products or services rendered or licensed to such customers or licensees (or proposed to be rendered to prospective customers or licensees);

(v) the Company’s relations with its employees and consultants (including, without limitation, salaries, job classifications and skill levels);

(vi) information relating to the Company’s intellectual property and the development thereof; and

(vii) any other information known by Consultant to be confidential, secret and/or proprietary (including without limitation, information provided by customers, licensors, licensees or suppliers of the Company).

(c) Consultant hereby acknowledges that all Confidential Information is considered confidential by, and is exclusively proprietary to and a valuable trade secret of, the Company and derives independent economic value, actual or potential, to the Company from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. Consultant will not copy, reproduce or otherwise duplicate, record, abstract, summarize or otherwise use, any papers, records, reports, studies, computer printouts, equipment, tools or other property owned by the Company except as expressly permitted by the Company in writing.

(d) Notwithstanding the foregoing, “Confidential Information” shall not include any of the foregoing or other data or information which: (i) has been made available to a third party by the Company or by a third party without an obligation of confidentiality; (ii) is or becomes available in the public domain, other than by Consultant in violation of this Agreement; (iii) was approved by the Company, in writing, for release or further disclosure; (iv) was disclosed to or learned by Consultant by or from a third party, either before or after disclosure by the Company and without breach of a known obligation of confidence by the third party; or (v) that relates to any of Consultant’s preexisting Work Product (as defined in Section 6(e)), but only with respect to such Work Product that is specified on Exhibit B attached to this Agreement.

6. Inventions, Etc.

(a) Ownership. Consultant hereby assigns to the Company all of Consultant’s rights, title, and interest (including but not limited to all patent, trademark, copyright and trade secret rights) in and to all Work Product related to the Field (as such terms are defined in Section 6(e)) prepared by Consultant, made or conceived in whole or in part by Consultant during Consultant’s engagement with the Company or within six (6) months thereafter or that relate directly to or involve the use of Confidential Information, and all rights to sue or recover for past infringement thereof. Consultant further acknowledges and agrees that all copyrightable Work Product related to the Field and prepared by Consultant during Consultant’s engagement with the Company are “works made for hire” and, consequently, that the Company owns all copyrights thereto.

(b) Disclosure. Consultant will promptly disclose to the Company all Work Product related to the Field developed by Consultant during Consultant’s engagement with the Company or within six (6) months thereafter, including all inventions, discoveries, improvements and trade secrets related to the Field which are or have been made or conceived by Consultant, individually or jointly with others, during his engagement by the Company and within six (6) months thereafter, or during Consultant’s prior period(s) of engagement with the Company, if any, and which relate to, result from, or arise in any way out of any work done for the Company or any information or assistance provided by the Company. All such Work Product related to the Field is and shall forthwith become the property of the Company, whether or not patentable or copyrightable. During the Consulting Period and thereafter, Consultant will execute promptly upon request any documents or instruments at any time deemed necessary or proper by the Company in order to formally convey and transfer to the Company title to such Work Product related to the Field, or to confirm the Company’s title therein, or in order to enable the Company to obtain and enforce United States and foreign letters patent, trademarks and copyrights thereon. Consultant will perform his obligations under this Section 6 without further compensation, except for reimbursement of reasonable out-of-pocket expenses incurred at the request of the Company. If Consultant refuses, following ten (10) days’ prior written notice from the Company, or is unable due to disability or incapacity, to execute any such documents relating to Work Product related to the Field, Consultant hereby appoints each officer and director of the Company to be his Attorney-in-Fact to so execute such documents on behalf of Consultant. This shall be a durable Power of Attorney, the authority of which shall not terminate if Consultant becomes disabled or incapacitated. If Consultant is unable due to death to execute any such documents relating to Work Product, Consultant covenants and agrees that his heirs, successors, estate and personal representative are hereby authorized and directed to execute such documents on behalf of Consultant, and upon the failure of such heirs, successors, estate and personal representative to execute such documents, Consultant does hereby authorize each officer and director of the Company to so execute such documents on behalf of Consultant’s heirs, successors, estate and personal representative. Notwithstanding anything contained in any other durable Power of Attorney, this agency is coupled with an interest and is therefore irrevocable without the prior written consent of the Company.

(c) Preexisting Work Product Not Assigned. Consultant has specified on Exhibit B attached to this Agreement all preexisting Work Product that was created by Consultant prior to Consultant’s engagement by the Company in which Consultant has any right, title, or interest and that is not being assigned to the Company hereby.

(d) Original Development. Consultant represents and warrants to the Company that all work that Consultant performs for or has performed for the Company, and all Work Product related to the Field that Consultant produces or has produced, will not knowingly infringe upon or violate and has not knowingly infringed upon or violated any patent, copyright, trade secret, or other property right of any of Consultant’s former employers or of any other third party. Consultant has not and will not disclose to the Company, and has not and will not use in any of Consultant’s Work Product related to the Field, any confidential or proprietary information belonging to others, unless both the owner thereof and the Company have consented.

(e) Definitions. For purposes of this Agreement, (i) the term “Work Product” means all intellectual property, patents, trademarks, copyrights and trade secrets, and any applications therefor, literary works, software, documentation, memoranda, photographs, artwork, sound recordings, audiovisual works, ideas, designs, inventions, discoveries, improvements, processes, algorithms, and so forth; and (ii) the term “Field” means (A) the treatment or therapy of gastroesophageal reflux or gastroesophageal reflux diseases and all esophageal and extraesophageal conditions caused by gastroesophageal reflux or gastroesophageal reflux disease and/or obesity using electrostimulation in the stomach alone or in combination with the esophagus, (B) the treatment or therapy of any condition or indication using electrostimulation in the esophagus, and (C) any other medical device or treatment method to which the Parties mutually agree in writing to include within the scope of Consultant’s obligations and Work Product, as may be embodied in exclusive license agreements or assignment agreements of intellectual property that may occur, from time-to-time, pursuant to the Patent Assignment Agreement dated September 2, 2009, as may be amended from time to time, between the Company, Consultant, and certain other parties.

(f) Acknowledgements. Consultant further acknowledges and agrees that the damages resulting from any breach of the foregoing covenants may be intangible in whole or in part and that the Company is entitled to seek specific enforcement, injunctive relief and other equitable remedies in addition to monetary damages and legal remedies, and Consultant hereby stipulates to the entering of such injunctive relief enforcing the provisions of this Section 6. Consultant hereby waives any bond or similar requirements for granting such injunctive relief.

7. Non-Competition Agreement. Consultant agrees that, during the “Restricted Period” (as defined below), Consultant will not, as an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly:

(a) carry on any business or become involved in any business activity anywhere in the world as it relates to the Field (the “Business”) or the Confidential Information; provided, however, that the foregoing shall not prohibit Consultant from owning 5% or less of the outstanding equity securities of a publicly traded entity; or

(b) hire, or assist anyone else to hire, any employee or consultant of the Company who is at that time employed or engaged by the Company, or was employed or engaged by the Company at any time during the six (6) months prior to the termination of Consultant’s engagement with the Company, or seek to persuade, or assist anyone else to seek to persuade, any such employee or consultant of the Company to discontinue their employment or engagement with the Company; or

(c) induce or attempt to induce, or assist anyone else to induce or attempt to induce, any customer of the Company to reduce or discontinue its business with the Company, or disclose to anyone else the name and/or requirements of any such customer.

For purposes of this Section 7, the term “Restricted Period” shall mean (i) the Consulting Period plus (ii) a period of three (3) years following termination of this Agreement if terminated voluntarily by Consultant or by the Company for Cause. If the Company terminates this Agreement without Cause, then the Restricted Period shall end on the date of such termination. For purposes of this Section 7, the Company shall have the right to terminate this Agreement for “Cause” only in the case of the following circumstances:

(i) Consultant refuses to perform his duties pursuant to this Agreement (unless such duties shall be unlawful) or Consultant fails or is unable (other than as a consequence of any illness, accident or other disability, as confirmed by a board-certified specialist authorized to practice medicine in the jurisdiction in which Consultant is examined for such purpose) to perform his duties pursuant to this Agreement for a period in excess of 60 days in a manner reasonably satisfactory to the Board, provided (A) the Board has given Consultant written notice of his deficient performance, with such notice containing reasonable specificity with respect to the deficiencies that need to be corrected or addressed in order to meet the Board’s expectations as to satisfactory performance of Consultant’s duties, (B) the deficiencies relate to matters over which Consultant has sufficient responsibility and authority to enable Consultant to meet or exceed the expected level of performance in a reasonable amount of time, (C) the Board’s expectations with respect to the scope of Consultant’s performance and the time in which Consultant is to render such performance are made in good faith and are reasonable under the circumstances, (D) the Board provides Consultant a period of at least 30 days in which to correct or address such deficiencies, and (E) the Board’s ultimate decision with respect to such continued failure or inability to perform is not arbitrary or capricious and is not made in bad faith;

(ii) Consultant’s embezzlement, misuse, or misappropriation of a material amount of Company funds or property;

(iii) Consultant falsifies or otherwise alters any information, reports, documents or certificates made by Consultant in connection with his services to the Company in a manner that Consultant knows or reasonably should have known to be false or misleading;

(iv) Consultant engages in activities harmful to the reputation of the Company (other than as a consequence of good faith decisions made by Consultant in the normal performance of Consultant’s duties on behalf of the Company); or

(v) Consultant violates Sections 5, 6, or 7 of this Agreement.

Consultant agrees that the running of the time period set forth above with respect to any of subparagraphs (a) through (c) shall be tolled with respect to any such subparagraph during any period of time during which Consultant violates the provisions of any such subparagraph. Nothing in this Section 7 shall prevent Consultant from performing Consultant’s duties and responsibilities for the Company.

Consultant recognizes the broad territorial scope of the covenants above, but acknowledges and agrees that the restrictions are reasonable and enforceable in view of, among other things, (1) the narrow range of activities prohibited, (2) the national and international markets in which the Company operates and plans to operate, (3) the confidential, proprietary and trade secret information to which Consultant has or is likely to have access, (4) the fact that a business which competes with the Company in the Business could benefit greatly if it were to obtain the Confidential Information of the Company, (5) the legitimate interests of the Company in protecting its Confidential Information, goodwill and relationships, (6) the limited duration of the restrictions set forth in this Section 7, (7) the valuable confidential, proprietary and/or trade secret information which the Company possesses, and (8) Consultant’s past and anticipated future involvement in developing and maintaining the Confidential Information of the Company and in developing, maintaining and fostering the Company’s customer relationships and the goodwill associated therewith and with the products and services of the Company.

Consultant expressly agrees that the covenants set forth in this Section 7 are reasonable in light of the scope of the Business conducted and to be conducted by the Company. The parties hereto agree that each such covenant shall be deemed to be a separate, distinct and divisible covenant if and to the extent necessary to permit the enforcement of any such covenant. If any court or tribunal of competent jurisdiction shall refuse to enforce any of the foregoing covenants because the time limit applicable thereto is deemed unreasonable, it is expressly understood and agreed that any such covenant shall not be void, but that for the purpose of such proceedings and in such jurisdiction, such time limitation shall be deemed reduced to the extent necessary to permit enforcement of any such covenant. If any court or tribunal of competent jurisdiction shall refuse to enforce any of the foregoing covenants because they are more extensive (whether as to geographic area, scope of business or otherwise) than is deemed reasonable, it is expressly understood and agreed between the parties hereto that any such covenant shall not be void, but that for the purpose of such proceedings and in such jurisdiction, the restrictions contained herein (whether as to geographic area, scope of business or otherwise) shall be deemed reduced to the extent necessary to permit enforcement of any such covenant.

Consultant further acknowledges and agrees that the damages resulting from any breach of the foregoing covenants may be intangible in whole or in part and that the Company is entitled to seek specific enforcement, injunctive relief and other equitable remedies in addition to monetary damages and legal remedies, and Consultant hereby stipulates to the entering of such injunctive relief prohibiting Consultant from violating such covenants.

8. Compliance with Existing Agreements. Consultant covenants that he will strictly observe, and comply fully with, all the provisions of his agreements with present and former employers, and to refrain from taking any action, or causing any action to be taken, that would directly or indirectly violate any provision thereof. Consultant represents and warrants that he is not currently subject to any express or implied contractual obligations to any former employers under any proprietary rights, confidentiality, non-competition or other arrangements or understandings that would adversely affect Consultant’s ability to provide services to the Company under this Agreement. If at any time Consultant has concerns that the duties or responsibilities assigned to him may violate or have violated Consultant’s agreement with any present or future employer, Consultant shall promptly notify the Board in writing.

9. Non-Waiver of Rights. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with its terms.

10. Assignment. This Agreement shall be freely assignable by the Company and shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and/or any other corporate entity which shall succeed to the business presently being operated by the Company, but, being a contract for personal services, neither this Agreement nor any rights hereunder are assignable by Consultant, except to the extent required under Section 6 of this Agreement in order for Consultant to convey such rights to the Company.

11. Governing Law; Submission to Jurisdiction. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard to the conflicts of law provisions thereof. The parties acknowledge that the Company is headquartered and has its principal place of business in Missouri, that the Company is likely to provide Confidential Information emanating from Missouri, and that the Company has an interest in protecting such Confidential Information and other protectable interests under this Agreement pursuant to the laws of the State of Missouri. The parties hereto irrevocably agree that any legal action or proceeding with respect to this Agreement shall only be brought in the federal or state courts in Missouri encompassing St. Louis County, Missouri, and each party hereby irrevocably submits with regard to such action or proceeding to the exclusive jurisdiction of the aforesaid courts.

12. Amendments. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the parties hereto.

13. Notices. Any notices to be given by either party hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, certified or registered mail, postage prepaid, as follows:

If to the Company:

EndoStim, Inc.

4041 Forest Park Ave.

Suite 127

St. Louis, Missouri 63108

Attention: Bevil J. Hogg, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Bryan Cave LLP

One Metropolitan Square

211 N. Broadway, Suite 3600

St. Louis, Missouri 63102

Attention: James L. Nouss, Jr.

Facsimile: (314) 259-2020

If to Consultant:

or to such other address as may have been furnished to the other party in writing.

14. Relationship. Consultant is an independent contractor and is not an employee of the Company. Consultant is not covered by or entitled to any benefits from the Company (including without limitation, health, dental, medical, disability, or life insurance; pension, retirement, profit sharing, savings, incentive, or bonus plans; vacation days or vacation or severance pay) by virtue of this Agreement.

15. Entire Agreement. This Agreement, together with the Exhibits attached hereto, constitutes the entire agreement between the parties and supersedes any and all prior consulting and similar agreements, written and/or oral between the Company and Consultant. Consultant agrees that the restrictive covenants contained in Sections 5, 6, and 7 of this Agreement, and any other agreement entered into by Consultant with the Company are separate covenants, independently enforceable, and that the expiration or enforceability of one such covenant shall have no effect on the duration or enforceability of any similar covenant.

Remainder of page intentionally left blank; signature page follows

IN WITNESS WHEREOF, the Company and Consultant have executed the Agreement on the date first above written.

COMPANY

ENDOSTIM, INC.

By:	/s/ Bevil J. Hogg
Bevil J. Hogg
Chief Executive Officer

CONSULTANT

/s/ Virender K. Sharma
Virender K. Sharma, M.D.

Signature page to Consulting and Non-Competition Agreement

EXHIBIT B

Preexisting Work Product Not Assigned (pursuant to Section 6(c)), but only to the extent it is outside of the Field:

The following patents, patent applications, any divisional, continuation, substitute, renewal or reissue of the applications and/or patents and any extensions or continuations (in whole or in part) thereof:

	Patent/Patent Application No	Title	Date Filed	Date Issued
1.	U.S. Patent Application No. 12/030,222	Method and Apparatus for the Electrical Stimulation of the Pancreatico-Biliary System	February 13, 2008	Not Issued
2.	PCT Application No. PCT/US08/53780	Method and Apparatus for the Electrical Stimulation of the Pancreatico-Biliary System	February 13, 2008	Not Issued
3.	Provisional Patent Application No. 61/102,885	Method and Apparatus for Tissue Ablation	October 6, 2008	Not Issued

AMENDMENT TO CONSULTING AND NON-COMPETITION AGREEMENT

THIS AMENDMENT TO CONSULTING AND NON-COMPETITION AGREEMENT (this “Amendment”) is entered into this 1st day of July, 2010, by and between EndoStim, Inc., a Delaware corporation, and Virender K. Sharma (together, the “Parties”). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in that certain Consulting and Non-Competition Agreement entered into on May 21, 2010, by and between the Parties (the “Consulting Agreement”).

WHEREAS, Section 12 of the Consulting Agreement provides that the Consulting Agreement may only be changed by mutual written agreement of the Parties; and

WHEREAS, the Parties desire to amend the Consulting Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants of the Parties hereinafter expressed, it is hereby agreed as follows:

1. Section 4.

Section 4(b) of the Consulting Agreement is hereby deleted in its entirety and replaced with the following:

(b) Cash Payments. Beginning September 1, 2010, contingent upon the close of a Series B round of approximately $6.0 million by the Company the Company will pay Consultant a retainer of $50,000 per year, payable in accordance with the Company’s standard payroll practices, it being understood that such amount shall only be paid until this Agreement is terminated as provided in Section 2.

Section 4 of the Consulting Agreement is herby amended to include a Section 4(d) written as following:

(d) Options. Subject to approval by the Company’s Board of Directors (the “Board”) or a committee thereof, and contingent upon the close of a Series B round of approximately $6.0 million by the Company Consultant will be granted options to purchase 50,000 shares (the “Grant”) of the Company’s common stock, $0.001 par value (the “Company Stock”). The exercise price with respect to the options granted pursuant to the Grant will be equal to the fair market value of the Common Stock on the date of the Grant, as determined by the Board. The Grant will vest in 48 equal monthly installments commencing on the Effective Date, and continuing to vest thereafter as long as the Consultant remains a consultant of the Company. Consultant’s options will expire, to the extent previously unexercised upon the earlier of ten years from the date of grant or not less than six months after Consultant ceases to be a consultant of the Company. The options will in all respects be subject to the terms and provisions of any applicable stock bonus plan and stock option plan, and the stock option agreement evidencing the grant of the options. Consultant stock options will be subject to accelerated vesting upon a merger or acquisition, as determined by the company’s Board of Directors in accordance with the Stock Option Plan.

2. Miscellaneous. Except as amended by this Amendment, the Consulting Agreement remains in full force and effect. This Amendment may be executed in one or more identical counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission or by exchange of emails containing PDF attachments and any such facsimile or PDF signatures hereon shall be deemed to be original signatures for all purposes.

3. Headings. The section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.

4. Governing Law. In order to establish with certainty that this Agreement will be governed by one body of well-developed commercial law, the Company and Consultant hereto expressly agree that this Agreement shall be governed by, and construed in accordance with, the laws of the United States and the State of Missouri, without regard to the conflicts of laws provisions thereof. In the event that either party commences a legal action pursuant to this Agreement, the parties hereto agree that the federal and state courts located in the State of Missouri shall have exclusive jurisdiction over any such action.

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the day and year first above written.

ENDOSTIM, INC.

By:	/s/ Bevil J. Hogg

Name:	Bevil Hogg

Title:	CEO

/s/ Virender K. Sharma
Virender K. Sharma